Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE AMENDS SENIOR BANK CREDIT FACILITY
Las Vegas, Nevada, October 6, 2008 — MGM MIRAGE (NYSE: MGM) announced today that it has entered into Amendment No. 1 (the “Amendment”) to the Company’s Fifth Amended and Restated Loan Agreement by and among the Company, MGM Grand Detroit, LLC, as initial co-borrower, and the lenders named therein.
“We are pleased by the overwhelming support our financial partners have shown in our Company,” said Dan D’Arrigo, Executive Vice President and CFO of MGM MIRAGE. “MGM enjoys one of the strongest balance sheets in our industry and although we have remained comfortably within all of our financial requirements, we believe it is a prudent course of action to maintain greater financial flexibility in these uncertain credit markets.”
The Amendment increases the maximum total leverage ratio, modifies drawn and undrawn pricing levels as well as revises certain definitions and limitations on secured indebtedness. The foregoing description of the Fifth Amended and Restated Loan Agreement and this Amendment does not purport to be complete and is qualified in its entirety by the respective terms of each of these agreements. A complete copy of each of these documents can be obtained by visiting the Company’s website at http://www.mgmmirage.com or the SEC’s website at http://sec.gov/.
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About MGM MIRAGE:
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
DAN D’ARRIGO	ALAN M. FELDMAN
EVP & Chief Financial Officer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6947
afeldman@mirage.com

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM